Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  (336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:   Stephen Anderson - 336-436-5274
  Investor@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2009 THIRD QUARTER RESULTS

Revenue Growth and Margin Expansion Drive Adjusted EPS of $1.22
and Operating Cash Flow of $246.4 Million

Burlington, NC, October 22, 2009 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended September 30, 2009.

Third Quarter Results
Net earnings were $131.4 million, compared to $111.9 million in the third quarter of 2008. Earnings per diluted share (EPS) were $1.21 compared to $1.00 in 2008. Earnings per diluted share, excluding restructuring and other special charges recorded in both periods (Adjusted EPS) were $1.22, compared to $1.10 in 2008.

Operating income was $234.9 million. Operating income, excluding restructuring and other special charges recorded in both periods (Adjusted Operating Income) was $237.6, or 20.0% of net sales, compared to $219.9, or 19.4% of net sales in the third quarter of 2008.

Revenues were $1,185.1 million, an increase of 4.4% compared to the same period in 2008. Compared to the third quarter of 2008, testing volume, measured by accessions, increased 0.7%, and revenue per accession increased 3.7%.  Excluding the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 4.3%, all driven by revenue per accession.

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Operating cash flow for the quarter was $246.4 million, net of $5.9 million in transition payments to UnitedHealthcare.  The balance of cash at the end of the quarter was $126.8 million, and there was $70.8 million outstanding under the Company’s $500 million revolving credit facility.  During the quarter, the Company repurchased $165.1 million of stock, representing approximately 2.4 million shares.  As of September 30, 2009, approximately $180.2 million of repurchase authorization remained under the Company’s approved share repurchase plan.

The Company recorded special charges of $2.7 million during the third quarter of 2009, representing the Company’s fees and expenses associated with its acquisition of Monogram Biosciences.  The Company recorded pre-tax restructuring and other special charges of $17.7 million during the third quarter of 2008, primarily related to the closing of redundant and underutilized facilities.

Year To Date Results
Net earnings were $400.6 million, compared to $346.4 million in 2008. EPS were $3.67 compared to $3.06 in 2008. Adjusted EPS were $3.74 compared to $3.48 in 2008.  Operating income was $720.1 million.  Adjusted Operating Income was $733.0 million, or 20.8% of net sales.

Revenues were $3,529.7 million, an increase of 4.2% compared to the same period in 2008. Compared to 2008, testing volume, measured by accessions, increased 2.3%, and revenue per accession increased 1.9%.  Excluding the consolidation of the Company’s Ontario, Canada joint venture, revenue increased 4.8%, with volume increasing 1.4% and revenue per accession increasing 3.4%.

Operating cash flow for the first nine months was $637.7 million, net of $21.9 million in transition payments to UnitedHealthcare.  During the first nine months of 2009, the company repurchased $165.1 million of stock, representing approximately 2.4 million shares.

"We are very pleased with our third quarter and year-to-date results, particularly with our strong revenue growth and cash flow.  Pricing discipline, expense control, and continued growth of our esoteric testing allowed us to deliver strong results for our shareholders.” said David P. King, Chairman and Chief Executive Officer.

Outlook for 2009
The Company expects revenue growth of approximately 4% and Adjusted EPS in the range of $4.84 to $4.89, excluding the impact of any share repurchase activity after September 30, 2009; operating cash flow, excluding any transition payments to UnitedHealthcare, of approximately $825 million; and capital expenditures of approximately $115 million.  The operating cash flow guidance includes a $54.8 million reduction due to required contributions to the Company’s defined benefit retirement plan.  The Company’s guidance includes the impact from the operations of Monogram Biosciences, which is expected to be approximately eight cents dilutive in 2009.

Previous 2009 Adjusted EPS guidance	$4.85	-	$4.95
Dilution from Monogram operations	($0.08)		($0.08)
Revised 2009 Adjusted EPS guidance	$4.77	-	$4.87

Updated 2009 Adjusted EPS guidance	$4.84	-	$4.89

The company intends to provide investors with 2010 guidance when it releases fourth quarter earnings in February.

Use of Adjusted Measures
The Company has provided in this press release “adjusted” financial information that has not been prepared in accordance with GAAP. The Company believes these adjusted measures are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance, and that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing the Company’s financial results with other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is filing an 8-K that will include additional information on its business and operations.  This information will also be available on the Company's Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. Eastern Time and is available by dialing 800-901-5248 (617-786-4512 for international callers).  The access code is 90518588.  A telephone replay of the call will be available through October 29, 2009 and can be heard by dialing 888-286-8010 (617-801-6888 for international callers). The access code for the replay is 24307365.  A live online broadcast of LabCorp’s quarterly conference call on October 22, 2009 will be available at http://www.labcorp.com/ or at http://www.streetevents.com/ beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 22, 2009.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent SEC filings.
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LABORATORY CORPORATION OF AMERICA HOLDINGS Consolidated Statements of Operations (in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$1,185.1	$1,135.1	$3,529.7	$3,386.1
Cost of sales	687.0	673.5	2,034.8	1,962.2
Selling, general and administrative	247.3	227.1	718.4	708.7
Amortization of intangibles and other assets	15.9	14.6	46.2	43.0
Restructuring and other special charges	-	17.7	10.2	33.7

Operating income	234.9	202.2	720.1	638.5

Other income (expense)	(1.3)	(0.2)	(2.5)	(1.5)
Investment income	0.3	1.0	1.1	2.1
Interest expense	(15.0)	(16.8)	(48.2)	(54.0)
Income from joint venture partnerships	4.2	3.7	10.9	11.7
Earnings before income taxes	223.1	189.9	681.4	596.8
Provision for income taxes	88.5	75.0	271.6	240.2
Net earnings	134.6	114.9	409.8	356.6
Less net earnings attributable to noncontrolling interest	(3.2)	(3.0)	(9.2)	(10.2)
Net earnings attributable to Laboratory Corporation of America Holdings	$131.4	$111.9	$400.6	$346.4

Adjusted Operating Income
Operating Income	$234.9	$202.2	$720.1	$638.5
Restructuring and other special charges	2.7	17.7	12.9	78.7
Adjusted operating income	$237.6	$219.9	$733.0	$717.2

Adjusted EPS
Diluted earnings per common share	$1.21	$1.00	$3.67	$3.06
Impact of restructuring and other special charges	0.01	0.10	0.07	0.42
Adjusted EPS	$1.22	$1.10	$3.74	$3.48

Weighted average shares outstanding	108.8	112.0	109.1	113.2

LABORATORY CORPORATION OF AMERICA HOLDINGS Consolidated Balance Sheets (in millions, except per share data)

	September 30,	December 31,
	2009	2008

Cash and short term investments	$126.8	$219.7
Accounts receivable, net	636.9	631.6
Property, plant and equipment	493.5	496.4
Intangible assets and goodwill, net	3,197.0	2,994.8
Investments in joint venture partnerships	75.2	72.0
Other assets	300.7	255.0
	$4,830.1	$4,669.5

Zero-coupon subordinated notes	$290.8	$573.5
5 1/2% senior notes due 2013	351.4	351.7
5 5/8% senior notes due 2015	250.0	250.0
Term loan and credit facility	508.3	545.8
Other liabilities	1,260.4	1,138.9
Noncontrolling interest	140.4	121.3
Shareholders' equity	2,028.8	1,688.3
	$4,830.1	$4,669.5

Consolidated Statement of Cash Flow Data (in millions, except per share data)

	For the Nine Months Ended
	September 30,	September 30,
	2009	2008

Net cash provided by operating activities	$637.7	$565.6
Net cash used for investing activities	(249.8)	(351.2)
Net cash used for financing activities	(482.1)	(221.0)
Effect of exchange rates on cash	1.3	(0.4)
Net decrease in cash	(92.9)	(7.0)
Cash at beginning of period	219.7	56.4
Cash at end of period	$126.8	$49.4

Free Cash Flow:
Net cash provided by operating activities	$637.7	$565.6
Less: Capital expenditures	(77.1)	(120.4)
Free cash flow	$560.6	$445.2

Notes to Financial Tables

1)
During the third quarter of 2009, the Company recorded a charge of approximately $2.7 million representing the Company's fees and expenses associated with its acquisition of Monogram Biosciences (based on the new business combination accounting rules). The after tax impact of this charge reduced net earnings for the quarter and for the nine months ended September 30, 2009, by $1.6 million and diluted earnings per share by $0.01 ($1.6 million divided by 108.8 million shares).

During the second quarter of 2009, the Company recorded net charges of approximately $10.2 million ($6.1 million after tax) related to actions directed at reducing the Company’s redundant and underutilized facilities along with the related workforce.

The after tax impact of these combined charges reduced net earnings for the nine months ended September 30, 2009, by $7.7 million and diluted earnings per share by $0.07 for the nine months ended September 30, 2009 ($7.7 million divided by 109.1).

2)
During the third quarter of 2008, the Company recorded charges of approximately $17.7 million primarily related to the Company’s general and administrative workforce.  The after tax impact of these charges reduced net earnings for the quarter ended September 30, 2008, by $11.2 million and diluted EPS for the quarter by $0.10 ($11.2 million divided by 112.0 million shares).

During the second quarter of 2008, the Company recorded net charges of approximately $16.0 million related to actions directed at reducing the Company’s redundant and underutilized facilities along with the related workforce.  In addition, in the second quarter of 2008, the Company increased its allowance for doubtful accounts by $45 million due to the impact of the economy, higher patient deductibles and co-payments, and recent acquisitions on the collectability of accounts receivable balances.  The after tax impact of these combined charges reduced net earnings for the nine months ended September 30, 2008, by $47.1 million and diluted EPS by $0.42 ($47.1 million divided by 113.2 million shares).

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